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                           JONES, DAY, REAVIS & POGUE
                            3500 One Peachtree Center
                              303 Peachtree Street
                           Atlanta, Georgia 30308-3242



                                                                       EXHIBIT 5



                                  May 7, 1997



HBO & Company
301 Perimeter Center North
Atlanta, Georgia  30346

Gentlemen:

           We have acted as counsel to HBO & Company, a Delaware corporation (the "Company"), in connection with the registration of 8,799,395 shares of Common Stock, $.05 par value per share, of the Company (the "Shares"), to be issued by the Company in accordance with the HBO & Company Omnibus Stock Incentive Plan pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") to which this opinion appears as Exhibit 5.

           We have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the Company, and public officials and such other documents as we have deemed relevant or necessary as the basis of the opinion set forth below in this letter. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents submitted as certified or photostatic copies, and the authenticity of originals of such latter documents. Based on the foregoing, we are of the following opinion:

           The Shares, when issued in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

           We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                               Sincerely,

                               /s/ Jones, Day, Reavis & Pogue

                               JONES, DAY, REAVIS & POGUE




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